POWER OF ATTORNEY

STATE OF VIRGINIA

CITY OF RICHMOND, to-wit:

KNOW ALL MEN by these presents that I, MICHAEL CHEETHAM, an executive officer of Chesapeake Corporation (CSK), hereby authorize J. P. CAUSEY JR., of Box 1701, West Point, Virginia 23181 or DAVID A. WINTER, of 1800 Timbermead Road, Richmond, Virginia 23233, any one of whom may act, to execute on my behalf, and in place and stead, Form 3, Form 4 and Form 5 filings, applications for SEC EDGAR access codes and any and all other documents related to or required pursuant to Section 16 of the Securities and Exchange Act of 1934. This authorization is of indefinite duration and shall remain in fill force and effect until terminated by a writing delivered to the Securities and Exchange Commission. I hereby ratify all acts performed by my attorney-in-fact to this power.

Date: 18 July 2007

/s/ Michael Cheetham